Exhibit 99.2

Michael C. Ray to Retire from Vera Bradley

Board Search for CEO Successor Underway

Ray to Remain CEO through Search and Transition

FORT WAYNE, Ind., June 5, 2013 (GLOBE NEWSWIRE) — Vera Bradley, Inc. (Nasdaq: VRA) today announced that Michael C. Ray, Chief Executive Officer of Vera Bradley, has informed the Company’s Board of Directors that he plans to retire from the Company. The Board has formed a search committee and retained Spencer Stuart to assist in the search for Ray’s successor. Ray will remain CEO through the transition period and intends to continue to serve as a director.

“On behalf of the Board, I would like to thank Mike for his exceptional leadership and countless contributions to Vera Bradley over the past 15 years,” said John Kyees, Vera Bradley’s Lead Independent Director. “Under his stewardship, the Company has grown into an authentic lifestyle brand and powerful multi-channel business; expanded its retail footprint; become a public company; and experienced remarkable growth, with annual revenues nearly doubling to $541 million during Mike’s tenure as CEO. The Board is grateful to Mike for his tireless work on behalf of the Company and is confident Vera Bradley will continue to build on this strong track record of success.”

Co-founder and director Barbara Bradley Baekgaard said, “Mike has played an integral role in Vera Bradley’s distinctive culture and in the Company’s evolution, growth and success. We will miss Mike, but respect his decision to pursue other interests. Today we have a powerful brand, a diverse portfolio of highly sought-after products, and an exceptionally loyal, multi-generational customer base. I look forward to working with a new leader to further elevate our brand.”

Ray said, “My time here has been exciting and incredibly fulfilling, and I am grateful to our founders Barbara Baekgaard and Patricia Miller for allowing me to be part of the Vera Bradley story. I will certainly miss working alongside my extraordinarily talented colleagues and I am extremely proud of what we have accomplished as a team. While it is difficult to think of leaving this very special organization, I believe it is the right time for the Company to pursue a new leader who has the extensive retail and brand management experience that Vera Bradley needs to advance into its next phase of growth and success. I will remain fully engaged during the search and on-boarding processes to ensure a smooth transition.”

Kyees added, “The Board is working expeditiously to identify a successor with proven strategic and leadership skills and a strong track record of driving growth and building brands within the specialty retail space. We are pleased that we will continue to benefit from Mike’s leadership and insight throughout this process.”

Michael C. Ray Bio

Ray has served as Chief Executive Officer of Vera Bradley since October 2007, overseeing all day-to-day operations of the Company, and he has served as a director on the Company’s Board since June 2010. Prior to his promotion to CEO, Ray held the position of Executive Vice President of Sales and Marketing from 2004 to 2007. He served as the Company’s National Sales Director from 1999 to 2004 after joining Vera Bradley in 1998 as Director of Finance.

Over the course of his tenure at Vera Bradley, Ray spearheaded the Company’s efforts to become a multi-channel business with broad demographic appeal; develop sourcing, distribution and warehousing infrastructure to support the growth of the Company; expand its retail footprint including entering the Japanese market; become a successful public company through an initial public offering in 2010; and achieve remarkable growth, with revenues increasing from approximately $18 million in 1998 to $541 million in fiscal 2013, and employees increasing from approximately 40 to 2,400.

After earning an accounting degree from Ball State University, Ray began his career at Coopers & Lybrand. Ray also serves as a board member of the Riley Children’s Foundation in Indianapolis.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. Fiscal 2013 net revenues increased 17% to $541 million. The company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Contacts

Investors:

Vera Bradley

Paul G. Blair

260-207-5183

pblair@verabradley.com

Media:

Vera Bradley

877-708-VERA (8372)

Mediacontact@verabradley.com

Sard Verbinnen & Co

Denise DesChenes / Lesley Bogdanow

212-687-8080